Exhibit 10.14

PATENT ASSIGNMENT

This Patent Assignment, effective as of June 18, 2008, is executed by Marshal C. Ryan (hereinafter “Ryan” or “Assignor”), in favor of BioDrain Medical, Inc., a Minnesota corporation, having an address at 699 Minnetonka Highlands Lane, Orono, MN, 55356-9728 (hereinafter “BioDrain” or “Assignee”).

WHEREAS, Ryan is the named inventor of United States Patent Application No. 10/524,086 having a filing date of February 9, 2005 and entitled “Method and Apparatus For Disposing of Liquid Surgical Waste For Protection of Healthcare Workers”, and is a named inventor of related European Patent No. EP1539580 issued April 4, 2007 entitled “Method and Apparatus For Disposing of Liquid Surgical Waste For Protection of Healthcare Workers” (collectively the “Patents”).

WHEREAS, pursuant to the terms and conditions of a separate written consulting agreement executed by Ryan and BioDrain concurrently herewith, Ryan is obligated to execute this Assignment;

NOW, THEREFORE, in furtherance of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby sell, assign, transfer and set over unto Assignee, the entire right, title and interest in and to the Patents and the inventions disclosed and/or claimed therein, along with all continuations, continuations-in-part, divisionals, reexaminations and reissues thereof in the United States and the equivalents thereof in any and all foreign countries, together with all rights to income, royalties, damages and payments now or hereafter due or payable with respect thereto, and to all causes of action (either in law or in equity) associated therewith, including all rights to sue, counterclaim, and recover for infringement thereof and to obtain all other possible remedies for Assignee’s own use and enjoyment as fully and completely as the same would have been held by Assignor had this Assignment and sale not been made. The said entire right, title and interest shall vest irrevocably in Assignee, and this Assignment shall inure to the benefit of Assignee, its successors, assigns and legal representatives, and shall be binding upon Assignor, and Assignor’s successors, assigns, and legal representatives.

Assignor covenants and agrees, upon request by Assignee, without additional compensation, but at no expense to Assignor, to execute all papers, assignments or other documents as requested by Assignee, and Assignor will provide testimony by affidavit or otherwise on behalf of Assignee, in any proceeding before the United States Patent and Trademark Office, foreign or international patent offices, state or federal courts, or other decision-making body, and that, in general, Assignor will cooperate fully with Assignee, as deemed necessary or desirably by Assignee, in Assignee’s sole discretion, to vest the enjoyment of, and to secure, perfect maintain and/or enforce said entire, right, title and interest in and to the Patents to Assignee.

Assignor, Marshall C. Ryan

Signature:	/s/ Marshall C. Ryan	Date:

State of ______________________ )
) :ss
County of ____________________ )

On this _______ day of ______________, 2008 before me personally appeared Marshall C. Ryan, who executed the foregoing instrument and who duly acknowledged to me that he executed the same for the purpose therein set forth.

NOTARY PUBLIC

My Commission expires: